EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Increases and Declares Quarterly Cash Dividend, and Announces Executive Officer Appointments

DES MOINES, Iowa (November 6, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”) today announced that its board of directors declared a quarterly cash dividend of $0.22 per share of common stock payable November 27, 2017, to stockholders of record as of November 20, 2017. The $0.22 per share quarterly dividend represents a 4.8 percent increase over the previous quarterly dividend of $0.21 per share. “This is the eighth consecutive year we have increased the quarterly cash dividend,” stated President and Chief Executive Officer Bruce G. Kelley. “Our strong dividend demonstrates a long-term commitment to rewarding stockholders with an attractive return.” The Company has declared a quarterly dividend since becoming a publicly held company in February 1982, and has never reduced its dividend.

Executive Officer Appointments
Additionally, the Company announced today that Mick A. Lovell will become Executive Vice President of Operations taking over the responsibilities of Kevin Hovick, coinciding with Mr. Hovick’s retirement effective January 2, 2018. He will oversee company operations, and continue oversight of Corporate Communications and operational planning.

Also effective January 2, 2018, Scott R. Jean will become the Executive Vice President of Finance and Strategy, overseeing his current departments (Accounting, Actuary, Corporate Risk Management, Investments, Strategic Analytics), and taking on responsibility for Information Technology, Program Management Office, corporate budgeting and strategic planning.

Kelley concluded, “I am pleased we have two strong, experienced leaders ready to step into these new positions, and confident the appointment of Mick and Scott to their respective executive vice president roles will drive forward our corporate strategy and plans for continued profitable growth.”

Mick A. Lovell, CPCU
Executive Vice President of Operations as of Jan. 2, 2018
Mr. Lovell has been a part of the team for more than 14 years and before that he had more than 13 years of commercial underwriting and marketing management experience. He began at EMC as the first Director of Product Management and was promoted to Senior Vice President of Business Development in 2011. In 2015, he was promoted to Executive Vice President for Corporate Development. Mr. Lovell received a bachelor’s degree in business administration with a minor in management information systems from Morningside College in Sioux City, Iowa, and he has the Chartered Property Casualty Underwriter (CPCU) designation.

Scott R. Jean
Executive Vice President of Finance and Strategy
Mr. Jean joined EMC as an Actuary in 1991. He was promoted to Vice President and Chief Actuary in 2009 and Executive Vice President in 2015. Mr. Jean received a bachelor’s in mathematics from Iowa State University. He is a Fellow of the Casualty Actuarial Society

(FCAS) and a member of the American Academy of Actuaries (MAAA).

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com